LOAN AGREEMENT

BANCO DE CHILE ET AL.

TO

DISTRIBUCIÓN Y SERVICIO D&S S.A.

In Santiago, Chile, on May 22, 2008, before me, VERONICA TORREALBA COSTABAL, a Chilean national, married, attorney-at-law, bearing national identification card number 13,066,313-3, Notary Public and Alternate for the Holder of Title to the 33rd Notarial Office in and for Santiago, Mr. IVAN TORREALBA ACEVEDO, as per a Judiciary Decree entered into the records of this office, with a place of business at Huérfanos 979, suite 501, Municipal District of Santiago, personally appeared:

/1/ BANCO DE CHILE, a banking corporation organized and existing under the laws of Chile, with taxpayer number 97,004,000-5 (“Banco de Chile”), represented as hereinbelow evidenced by Mr. MATÍAS CHADWICK LIRA, a Chilean national, married, business administrator, bearing national identification card number 7,016,951-7, and Mr. JUAN CARLOS CAVALLINI RICHANI, an Argentine national, married, civil industrial engineer, foreigner identification card number 10,099,731-2, all domiciled at Ahumada 251, municipal district of Santiago;

/2/ BANCO BILBAO VIZCAYA ARGENTARIA, CHILE, a banking corporation organized and existing under the laws of Chile, with taxpayer number 97,032,000-8 (“BBVA”), represented as hereinbelow evidenced by Mr. CHRISTIAN MUÑOZ ORTIZ, a Chilean national, married, business administrator, bearing national identification card number 10,584,145-0, and Mr. CARLOS IRARRAZAVAL CRUZAT, a Chilean national, married, business administrator, bearing national identification card number 11,472,487-4, all domiciled at Avenida Pedro de Valdivia 100, 17th floor, municipal district of Providencia;

/3/ BANCO ITAU CHILE, a banking corporation organized and existing under the laws of Chile, with taxpayer number 76,645,030-K (“Banco Itaú”), represented as hereinbelow evidenced by Mr. RAMIRO GONZÁLEZ-PRANDI, an Argentine national, married, with a degree in business administration, foreigner identification card number 14,744,667-5, and Mr. CHRISTIAN TAUBER DOMÍNGUEZ, a Chilean national, married, business administrator, bearing national identification card number 7,740,940-8, all domiciled at Avenida Apoquindo 3457, municipal district of Las Condes;

/4/ CORPBANCA, a banking corporation organized and existing under the laws of Chile, with taxpayer number 97,023,000-9 (“Corpbanca”), represented as hereinbelow evidenced by Mr. CRISTIÁN CHAURIYE CASSIS, a Chilean national, married, business administrator, bearing national identification card number 10,342,387-8, and Mr. CRISTIÁN CANALES PALACIOS, a Chilean national, married, attorney-at-law, bearing national identification card number 9,866,273-1, all domiciled at Rosario Norte 660, 10th floor, municipal district of Las Condes;

/5/ SCOTIABANK SUD AMERICANO, a banking corporation organized and existing under the laws of Chile, with taxpayer number 97,018,000-1 (“Scotiabank”), represented as hereinbelow evidenced by Mr. HÉCTOR PÉREZ OSORIO, a Chilean national, married, business administrator, bearing national identification card number 7,899,176-3, and Mr. MANUEL SOBRINO ARMADA, a Venezuelan national, single, civil engineer, baring foreigner identification card number 14,645,906-4, all domiciled at Morandé 226, municipal district of Santiago; /6/ BANCO SANTANDER-CHILE, a banking corporation organized and existing under the laws of Chile, with taxpayer number 97,036,000-K (“Santander-Chile”), represented as hereinbelow evidenced by Mr. FRANCISCO PIMENTEL HARISMENDY, a Chilean national, married, business administrator, bearing national identification card number 7,037,231-2, and Ms. CLAUDIA CORTÉS SILVA, a Chilean national, married, civil industrial engineer, bearing national identification card number 7,744,147-6, all domiciled at Bandera 140, municipal district of Santiago; and

/7/ DISTRIBUCIÓN Y SERVICIO D&S S.A., taxpayer number 96,439,000-2 (“D&S”), represented as hereinbelow evidenced by Mr. MIGUEL NÚÑEZ SFEIR, a Chilean national, married, business administrator, bearing national identification card number 10,087,763-5, both domiciled at Avenida del Valle Nr. 725, municipal district of Huechuraba.

The parties appearing, being of legal age and having evidenced their identities by producing the aforementioned personal documents, hereby set forth as follows:

SECTION ONE.

Definitions. As used herein, the following expressions shall bear the meaning indicated below, which shall apply to both the singular and the plural:

“Lenders” mean the following banking institutions first above identified: /i/ Banco de Chile; /ii/ Banco Bilbao Vizcaya Argentaria, Chile; /iii/ Banco Itaú Chile; /iv/ Corpbanca; /v/ Scotiabank Sud Americano; and /vi/ Banco Santander-Chile.

“Majority Lenders” mean Lenders who represent at least 50.1% of Outstanding Principal as of the date on which the applicable decision is made.

“Agent Bank” means Banco de Chile, first above identified.

“Lead Bank” means Banco de Chile and/or Banchile Asesoría Financiera S.A., (“Banchile”).

“Control Change” means any act, fact or circumstance resulting in /i/ a person or entity acquiring control over Borrower in accordance wit article 97 of Law 18,045 on the Securities Market, or else /ii/ changing the person or persons who currently exercise the ultimate control over Borrower, whether through, but not limited to, the creation of a control group in which a person other than the current controlling shareholders participates, or else replacing the persons who are the current ultimate controlling shareholders.

“Outstanding Principal” means the total amount owed by Borrower hereunder on the applicable calculation date, initially totaling the principal amount of 61,200,000,000 Pesos, distributed among Borrowers as indicated in Section Three.

“Certificates” bears the meaning given to that term in Subsection 3/a/ of Section two of this Agreement.

“Agreement” means this Loan Agreement. “Original Loans” mean the Original Loan by Banco Bilbao Vizcaya Argentaria, Chile and the Original Loan by Banco Santander-Chile, as described in Section Two of this Agreement.

“Borrower” means DISTRIBUCIÓN Y SERVICIO D&S S.A., taxpayer number 96,439,000-2, first above identified.

“Consolidated Borrower” means, jointly, Borrower and each of its present or future subsidiaries.

“Bank Business Day” means any day of the year except for Saturdays, Sundays, legal holidays or such days on which commercial banks are required or allowed to remain closed to the public or for business in the Republic of Chile.

“Dollars” means the lawful currency of the United States of America, and its equivalent in Pesos, if so provided, shall be the exchange rate known as “Observed Dollar”, published in the Official Gazette of the Republic of Chile by the Central Bank of Chile as provided in Nr. 6 of Chapter I of the Foreign Exchange Regulations of said Central Bank as of the date on which the calculation is to be made, or else, if not published on that day, on the most recent date when previously published.

“Material Adverse Impact” means, any fact, situation or circumstance that. /a/ affects the legality, effectiveness and enforceability of this Agreement; or /b/ is reasonably expected to have a material negative impact on: /i/ the business, operations, properties, assets and/or situation (financial or otherwise) of Borrower or its Relevant Subsidiaries; or /ii/ Borrower’s ability to perform its obligations hereunder; or /iii/ the rights and actions of Lenders hereunder.

“Financial Statements” means the balance sheets, income statements and statements of cash flow of Borrower, duly audited only in the case of annual financial statements.

“Final Maturity Date” means May 22, 2010, provided however that if such date is not a Bank Business Day, the Final Maturity date shall be the Bank Business Day immediately preceding such date.

“FECU” means the consolidated Uniform Coded Statistical File to be filed by the Consolidated Borrower with the Securities and Insurance Commission, or such other information or document hereinafter replacing the same.

“Relevant Subsidiaries” means any subsidiary of any of the companies comprising the Consolidated Borrower, whose assets represent more than 5% of the Net Worth of the Consolidated Borrower.

“Stamp Tax” means the tax provided by article 1 of the Stamp tax Law and he rate established thereby.

“Stamp Tax Law” means Decree Law 3,475 on Stamp Tax, as amended from time to time.

“Spread” means 0.45% per annum. “Loan” bears the meaning given to that term in Subsection 1 of Section Three hereof. “Net Worth” means the total sum in the net worth account –currently in account number 5.24.00.00 of the FECU- without any deduction or addition whatsoever.

“Interest Periods” bears the meaning given to that term in Section Three, Subsection 3.7 hereof.

“Pesos” means pesos, the lawful currency and tender of the Republic of Chile.

“Base Rate” means such variable interest rate as is defined in section Three, Subsection 3.7 hereof.

“Unidad de Fomento” means the indexation unit referred to in Nr. 9 of article 35 of Law 18,840, Constituti0onal Statute of the Central Bank of Chile, or any such unit as may replace the same in the future and determined on an identical or comparable basis.

SECTION TWO.

1. Original Loans. Lenders hereby set on record that the proceeds obtained hereby shall be used to refinance the Original Loans identified hereinbelow: (a) Original Loan by Banco Bilbao Vizcaya Argentaria, Chile: On May 24, 2007, Banco Bilbao Vizcaya Argentaria, Chile extended a short-term loan to D&S in the sum of 8,200,000,000 Pesos, which sum D&S to date owes to Banco Bilbao Vizcaya Argentaria, Chile, which is documented in promissory note number 05040143919600001197, signed by Borrower on May 24, 2007; (b) Original Loans by Banco Santander-Chile: (i) On May 29, 2007, Banco Santander-Chile extended a short-term loan to D&S in the sum of 20,000,000,000 Pesos, which sum D&S to date owes to Banco Santander -Chile, which is documented in promissory note number 00350181420007481623, signed by Borrower on May 29, 2007; (ii) On November 7, 2007, Banco Santander-Chile extended a short-term loan to D&S in the sum of 8,000,000,000 Pesos, which sum D&S to date owes to Banco Santander -Chile, which is documented in promissory note number 00350181420008013798, signed by Borrower on November 7, 2007; (iii) On February 12, 2008, Banco Santander-Chile extended a short-term loan to D&S in the sum of 25,000,000,000 Pesos, which sum D&S to date owes to Banco Santander -Chile, which is documented in promissory note number 00350181420008339618, signed by Borrower on November 7, 2007.

2. Stamp Tax. Stamp Tax has been duly paid on the obligations identified in (a) to (b) above, at the applicable rate as per the maturity of such loans, through payments delivered to the General Treasury of the Republic as evidenced in the Certificates indicated hereinbelow. As to such loans that as of this date have not paid the maximum applicable rate, it is hereby set on record that Borrower has delivered to Lenders the amount pertaining to the respective Stamp Tax in order that the latter should deliver the same to the authorities pursuant to the Stamp Tax Law.

3.

/a/ Certificates. Pursuant to the provisions of article 24(17) of the Stamp tax Law and the instructions issued by the Internal Revenue Service as contained in Directive Nr. 69 issued by said entity on December 21, 2006, the payment of the aforementioned Stamp Tax is evidenced in the Certificates issued by the banks identified hereinbelow, a copy of which is inserted at the end of this instrument, with the evidence by Borrower of the amount of the Original Loan, the calculation of the loan as of such date /including principal, interest and commissions, if any/ and the Stamp tax paid on the respective loan /the “Certificates”/:

/i/ Banco Bilbao Vizcaya Argentaria, Chile. Certificate issued on May 22, 2008, for the Original Loan by BBVA, in the original principal amount of 8,200,000,000 Pesos, of which 8,200,000,000 Pesos are paid to BBVA as principal as provided in this Subsection 3 and in Subsection 4 of Section Two.

/ii/ Banco Santander-Chile. (a) Certificate issued on April 28, 2008, for the Original Loan by Banco Santander-Chile, in the original principal amount of 8,000,000,000 Pesos, of which 8,000,000,000 Pesos are paid to Banco Santander-Chile as principal as provided in this Subsection 3 and in Subsection 4 of Section Two; (b) Certificate issued on April 28, 2008, for the Original Loan by Banco Santander-Chile, in the original principal amount of 25,000,000,000 Pesos, of which 25,000,000,000 Pesos are paid to Banco Santander-Chile as principal as provided in this Subsection 3 and in Subsection 4 of Section Two; and (c) Certificate issued on April 28, 2008, for the Original Loan by Banco Santander-Chile, in the original principal amount of 20,000,000,000 Pesos, of which 20,000,000,000 Pesos are paid to Banco Santander-Chile as principal as provided in this Subsection 3 and in Subsection 4 of Section Two.

/b/ Agency. Borrower, duly represented as first above indicated, and in compliance with the provisions of article 24(17) of the Stamp Tax law, hereby grants to Lenders, duly represented as first above indicated, who accept, an irrevocable commercial agency pursuant to article 241 of the Code of Commerce, for gratuitous consideration, in order that the proceeds of the Loan granted to Borrower by Lenders under Section Three hereof shall be used, ratably to their respective participations, to repay the Original Loans by BBVA and Banco Santander-Chile against Borrower, as indicated in each Certificate;

/i/ To Banco de Chile, in order that the proceeds of the Loan granted by the same to Borrower as per Section Three of this Agreement be used to pay Banco Santander-Chile, for the loans identified in the Certificates issued by said bank.

/ii/ To BBVA, for part of the proceeds of the Loan granted by the same to Borrower as per Section Three of this Agreement, i.e. the sum of 817,010,000 Pesos, be used to pay Banco Santander- Chile for the loans identified in the Certificates issued by said bank.

/iii/ To Banco Itaú, for part of the proceeds of the Loan granted by the same to Borrower as per Section Three of this Agreement, be used to pay Banco Santander- Chile for the loans identified in the Certificates issued by said bank.

/iv/ To Corpbanca, for part of the proceeds of the Loan granted by the same to Borrower as per Section Three of this Agreement, be used to pay Banco Santander- Chile for the loans identified in the Certificates issued by said bank.

/v/ To Scotiabank, for part of the proceeds of the Loan granted by the same to Borrower as per Section Three of this Agreement, be used to pay Banco Santander- Chile for the loans identified in the Certificates issued by said bank. Borrower sets on record that the agencies granted under this subsection 3/b/ of Section Two correspond to a total sum of 48,006,029,000 Pesos and that, with regard to the loans evidenced in the Certificates, the Stamp tax was paid for up to the amounts indicated in each Certificate, so that for such amounts no payment of Stamp tax is either made or allowanced, as provided in article 24(17) of the Stamp Tax Law and the instructions issued by the Internal Revenue Service as contained in Directive Nr. 69 issued by said entity on December 21, 2006. As to such loans that as of this date have not paid the maximum applicable rate, it is hereby set on record that Borrower has delivered to Lenders the amount pertaining to the respective Stamp Tax in order that the latter should deliver the same to the authorities pursuant to the Stamp Tax Law.

4. Authorizations. Borrower, duly represented as first above indicated, pursuant to article 24817) of the Stamp Tax Law, hereby grants the following authorizations to BBVA and to Santander-Chile, in order that part of the proceeds of the Loan extended to Borrower by said banks as per Section Three hereof be used to repay the loans each of them has against Borrower as evidenced in the Certificates:

/i/ To BBVA, in order that part of the proceeds of the Loan granted in Section Three, in the sum of 8,200,000,000 Pesos, be credited directly to the payment of the loan identified in the Certificate issued by BBVA indicated in Subsection 3 /a/ /i/ above, a copy of which is inserted at the end of this instrument.

/ii/ To Santander- Chile, in order that the proceeds of the Loan granted in Section Three, in the sum of 4,993,971,000 Pesos, be credited directly to the payment of the loan identified in the Certificates issued by Banco Santander-Chile indicated in Subsection 3 /a/ /ii/ above, copies of which is inserted at the end of this instrument. Borrower makes a record of the fact that the authorizations granted in this section correspond to a total amount of 13,193,971,000 Pesos, and that, with regard to the loan evidenced in the Certificates issued by BBVA and by Santander- Chile, the Stamp tax was paid for up to the amounts indicated in the aforementioned Certificates, so that for such amounts no payment of Stamp tax is either made or allowanced, as provided in article 24(17) of the Stamp Tax Law and the instructions issued by the Internal Revenue Service as contained in Directive Nr. 69 issued by said entity on December 21, 2006. As to such loans that as of this date have not paid the maximum applicable rate, it is hereby set on record that Borrower has delivered to Lenders the amount pertaining to the respective Stamp Tax in order that the latter should deliver the same to the authorities pursuant to the Stamp Tax Law.

SECTION THREE.

ONE.

1. The Loan. Lenders hereby grant, in the participations indicated hereinbelow, a cash loan to DISTRIBUCIÓN Y SERVICIO D&S S.A. in the sum of 61,200,000,000 Pesos equivalent as of this date to 3,054,227.51 Unidades de Fomento. The total amount of the Loan is disbursed and delivered to Borrower, who, represented as first above indicated, represents receiving the Loan hereby to its complete and entire satisfaction. It is hereby noted that this sum shall be subject to the stipulations on agency and authorizations to make payments as established in Subsections 3 and 4 of Section two above. Lenders have contributed to the delivery of the Loan and participate in the following proportions and amounts in the resulting Outstanding Principal:

/i/ Banco de Chile, with the sum of 17,032,130,000 Pesos;

ii/ BBVA, with the sum of 9,017,010,000 Pesos;

/iii/ Banco Itaú, with the sum of 8,616,254,000 Pesos;

/iv/ Corpbanca with the sum of 13,525,515,000 Pesos;

/v/ Scotiabank with the sum of 8,015,120,000 Pesos; and

/vi/ Santander-Chile with the sum of 4,993,971,000 Pesos.

Lenders and Borrower expressly set on record that there is no association among Borrowers in the loans owed by Borrower, and therefore each one of them is a simply joint lender and hence the sole holder of its respective credit claim for the amount indicated for each of them in this Section Three. Likewise, and as additional evidence of Borrower’s obligation to pay principal and interest hereunder and without any intention to novate, on even date herewith Borrower signs to the order of each Borrower and in the presence of a Notary Public promissory notes totaling the same sum of 61,200,000,000 Pesos. The amounts of each promissory note delivered to each Borrower are as follows:

/i/ Banco de Chile, in the sum of 17,032,130,000 Pesos;

ii/ BBVA, in the sum of 9,016,010,000 Pesos;

/iii/ Banco Itaú, in the sum of 8,616,254,000 Pesos;

/iv/ Corpbanca in the sum of 13,525,515,000 Pesos;

/v/ Scotiabank in the sum of 8,015,120,000 Pesos; and

/vi/ Santander-Chile in the sum of 4,993,971,000 Pesos.

It is hereby noted that the Stamp tax is deemed paid as provided in article 24(17) of the Stamp Tax Law and the instructions issued by the Internal Revenue Service as contained in Directive Nr. 69 issued by said entity on December 21, 2006. As to such loans that as of this date have not paid the maximum applicable rate, it is hereby set on record that Borrower has delivered to Lenders the amount pertaining to the respective Stamp Tax in order that the latter should deliver the same to the authorities pursuant to the Stamp Tax Law.

1. Statement of Loan Repayment and Claims Release.

/i/ BBVA, in accordance with the agencies and authorization granted by Borrower in Subsection 3/b/ and Subsection 4 /i/ of Section two, respectively, hereby states receiving the sum of 8,200,000,000 Pesos as the complete repayment of principal of the Original Loan by BBVA identified in Subsection 1(a) of Section Two. Accordingly, it hereby states that Borrower has fully and completely performed each and every one of its obligations under the Original Loan by BBVA, declaring that it is owed nothing by Borrower, and accordingly granting it a total, complete and absolute claims release.

/ii/ Santander- Chile, in accordance with the agencies and authorization granted by Borrower in Subsection 3/b/ and Subsection 4 /ii/ of Section two, respectively, hereby states receiving from Lenders the sum of 53,000,000,000 Pesos as the complete repayment of principal of the Original Loans by Banco Santander-Chile identified in Subsection 1(a) /i/, /ii/ and /iii/ of Section Two. Accordingly, it hereby states that Borrower has fully and completely performed each and every one of its obligations under the Original Loans by Banco Santander-Chile, declaring that it is owed nothing by Borrower, and accordingly granting it a total, complete and absolute claims release. Borrower agrees and undertakes to pay Lenders the sums owed to each of them on the terms and conditions set forth hereinbelow.

TWO. Outstanding Principal. Outstanding Principal under this Loan shall be determined and paid in Pesos.

THREE. Accrual and Payment of Interest.

1. Accrual. Outstanding Principal shall accrue daily interest in favor of Lenders at the rate indicated hereinbelow, as from this date and until its full and complete payment.

2. Applicable Interest Rate. The applicable interest rate for each Interest Period shall be equal to the Base Rate plus the Spread.

3. Interest shall be paid in arrears on the last day of the Interest Period. Likewise, interest shall be calculated on the basis of a 360-day year.

4. Interest accruing on Outstanding Principal shall be paid to Borrowers through the Agent Bank, who shall apportion the sums it receives among Borrowers on the last day of each Interest Period and on the date on which Outstanding Principal is paid in full, in the same manner indicated in Three 6. below.

5. Interest shall accrue including the first day and excluding the last day of each Interest Period, and thereafter the following Interest Period shall include the last day of the preceding Interest Period.

6. /i/ As used herein, “Interest Period” means a 6-month period that starts on the execution date of this instrument and ends on the last day of the 6-monh term that starts on such date, and thereafter each subsequent period shall start on the last day of the immediately preceding Interest Period and end on the last day of the 6-month term that starts on such date.

/ii/ Notwithstanding the foregoing, whenever the last day of any Interest Period falls on other than a Bank Business Day, the last day of such Interest Period shall be extended to the immediately following Bank Business Day, provided however that if due to said extension the last day of said Interest Period falls in the following calendar month, the last day of said Interest Period shall be the immediately preceding bank Business Day. /iii/ Moreover, if the last day of an Interest Period does not coincide with the due date for normal amortization of Outstanding Principal, whether it ends before or after the Final maturity Date, said Interest Period shall end on the Final Maturity Date./iv/ For the purposes of the first Interest Period, the parties expressly agree that it starts on even date herewith and shall end on November 22, 2008.

7. For all intents and purposes hereof, Borrower represents knowing and accepting that:

/i/ the Base Rate shall be the rate equivalent to the Nominal TAB Rate for nominal operations maturing within 180 days, determined on the first bank Business Day of an Interest Period, in which the interest rate is to be adjusted, to be published in the press on the day following its determination;

/ii/ that the TAB rate for nominal 180-day operations corresponds to the weighted average borrowing interest rate for nominal 180-day operations, which multiplied times 12 in order to express the same in annual terms shall be reported and determined for each Bank Business Day by the Chilean Association of Banks and Financial Institution, as per the Restated Text of the Regulations for Nominal, Zero, BCP and BCU Bank Rates agreed at the board of directors’ meeting of said Association on June 23, 2005 and published in the Official Gazette on February 6, 2006; and

/iii/ Borrower likewise accepts that if said determination is not made on a day that is the first Bank Business Day of an Interest Period during which the interest rate is required to be adjusted as aforesaid, which need not be evidenced by Lenders, during the period in question the TAB Rate determined by the Chilean Association of Banks and Financial Institutions for the Bank Business Day immediately following the first Bank Business Day of the relevant Interest Period shall apply. Borrower likewise accepts that, in order to evidence the applicable interest rate and/or which would have governed for this obligation at any time during the effective term thereof, Lenders may use and/or assert any means of evidence, including certificates or declarations issued by the Chilean Association of banks and Financial Institutions.

/iv/ The parties expressly agree that if as of the first bank Business Day of any Interest Period the current TAB rate mentioned above does not exist or is not published or certified by the Chilean Association of Banks and Financial Institutions, and is not replaced as aforesaid, starting with that Interest Period and for each subsequent Interest Period, the applicable interest rate shall be equal to the fortnightly Average Interest Rate (TIP) for borrowings for non-adjustable operations maturing within 90 and 365 days certified by the Central bank of Chile as per Chapter IV letter B.8.1 of the Financial Regulations of the Central Bank of Chile or any other subsequently replacing the same, considering the rate in effect for the second half of the month preceding the first day ff an Interest Period, or such other rate such as replaces the same in the future, plus the Spread, as well as surcharged with the reserve requirement, technical reserve or any other legal or regulatory requirement not included in the Average Interest rate (TIP).

/v/ If the Central Bank of Chile does not publish or certify the Average Interest Rate (TIP) mentioned above, then, in lieu of said Average Interest Rate (TIP), the current interest rate for non-adjustable cash loan operations in local currency maturing in 180 days shall apply plus the Spread; if the summation of said current interest rate plus the Spread results in an interest rate exceeding the maximum permitted by law for non-adjustable cash loan operations in local currency, the latter shall apply.

FOUR. Fees, Costs and Expenses. 1. Lead Bank Fee. Borrower hereby pays the Lad bank a syndication fee, the conditions of which are set out under separate cover. 2. Agent Bank Fee. Borrower shall pay an Agent Bank fee to Banco de Chile, the conditions of which are set out under separate cover. 3. Borrower is not subject to any other fee. 4. Costs and Expense. Borrower hereby agrees to pay or reimburse all costs and expenses reasonably incurred as a result of or in connection with the preparation, execution and delivery of the Loan documentation or as a result of the enforceability of the Loan documentation, including Creditors’ legal counsel, fees and commissions of the notaries public who participate in the formalization of this agreement.

FIVE. Amortization. Borrower may only amortize Outstanding Principal, in whole or in part, voluntarily or in mandatory fashion, in time and form as provided in this Subsection Five. 1. Normal Amortization. Outstanding Principal hereunder shall be paid on a bullet-basis in the sum of 61,200,000,000 Pesos due on May 22, 2010, to be apportioned among Lenders as per the percentages to which each is entitled out of Outstanding Principal, namely: /i/ 17,032,130,000 Pesos to Banco de Chile; /ii/ 9,017,010,000 Pesos to Banco Bilbao Vizcaya Argentaria, Chile; /iii/ 8,616,254,000 Pesos to Banco Itaú Chile; /iv/ 13,525,515,000 Pesos to Corpbanca; /v/ 8,015,120,000 Pesos to Scotiabank Sudamericano; and /vi/ 4,993,971,000 Pesos to Santander- Chile. Payment shall be made as provided in Subsection Seven (1) of this Section. 2. Voluntary Prepayment, Total or Partial. Outstanding Principal may be prepaid in whole or in part by Borrower, at no cost or surcharge for the same, through payment in time and form to Lenders through the Agent Bank, who shall apportion the sums received ratably among Lenders, complying with the following concurrent conditions: /i/ Each prepayment, if partial, shall be in an amount of not less than the equivalent of 25% of Outstanding Principal as of the prepayment date; /ii/ The date of the prepayment shall be the last day of an Interest Period other than a Friday or a day immediately preceding any ay other than a Bank Business Day, notwithstanding the provisions of 3. below; /iii/ Borrower shall have notified the Agent Bank on its intention to prepay, at least 30 Bank Business Days in advance of the desired prepayment date from the receipt of the notification referred to in this paragraph /iii/, the prepayment shall be irrevocable, and Borrower shall be required to deliver the prepayment on the date when it agreed to do so. 3. General Provisions for Normal and Mandatory Prepayments, Total or Partial. /i/ Any sum paid by Borrower shall be paid to all Lenders ratably to their credit claims; /ii/ any sum of Outstanding Principal paid shall not be reimbursed again; /iii/ If the amounts of voluntary prepayments total or partial, are paid other than on the last day of an Interest Period, Borrower shall further pay Lenders, as an additional cost for such prepayment, the applicable sum if the TAB rate for 180-day operations in effect in the market on the prepayment date /for these purposes, the “Market TAB”/ is lower than the TAB rate for 180-day operations applied during the Interest Period in effect hen the said prepayment is made /as used herein, the “Contractual TAB”/, which results from applying the following formula: /a/ the number representing the difference between Contractual TAB and Market TAB, MULTIPLIED times /b/ the sum yielded by multiplying the unpaid principal at the time of the prepayment times the number of days existing between the prepayment date and the last day of the then-current Interest Period, divided by 30 days; and /iv/ in connection with the prepayments, Borrower shall deliver to the Agent Bank available funds as provided in Subsection Seven.1 of this Section, who in turn shall apportion the same immediately among Lenders in the applicable proportions.

SIX. Taxes. Any payment made by Borrower hereunder hall be free and clear of any taxes, duties, withholdings, deposits or any other deductions, present or future, regardless of their nature. Consequently, Borrower shall be responsible for any and all duties, taxes, assessments, Stamp Taxes, any other levies, state, municipal or otherwise, and regardless of their nature, class or type, including Value Added Tax, except for indirect taxes on income and/or capital of Lenders, levied presently or hereafter, in connection with the execution, delivery or termination of this Agreement.

SEVEN. Form and Effects of Payments.

1. Date, Place and Currency of Payment. Whenever Borrower is required to pay any sum to Lenders hereunder, it shall do so by delivering freely-available funds to the Agent bank, and may consist of cashier’s checks taken with banks located in Santiago and issued to the name of each of the Lenders, or through any other document evidencing the immediate availability of the funds to the order of the same, by electronic transfer of funds, at the choice of the Agent Bank, or otherwise as agreed by Borrower and the Agent Bank. Said payment shall be made by Borrower on the due date and before 12:00 p.m., without any need for demand, at the address of the Agent Bank first above indicated. The currency of payment shall be Pesos. Once the payments are received by the Agent Bank, and in any case before 2:00 p.m. on the same day on which the payments are received, it shall apportion them among Lenders through the delivery of same-day funds. If any Lender obtains the payment of any sum owed hereunder other than as aforesaid, including payments received in the exercise of the authorities provided in 2. below, and one or more other Lenders have not received the payments to which they are entitled hereunder, the Lender who obtains the payment shall be deemed a deputy for the payment of the amount in excess of its interest and as such shall be required to share the sums so received with the remaining Lenders, so that all Lenders shall be paid proportionally to the amount of their respective interests in Outstanding Principal.

2. Net Amounts. Notwithstanding the provisions of subsection 8 of this section, all sums due by Borrower to Lenders hereunder shall be paid in full, without any deduction or withholding. To this effect, it is hereby agreed that if for any reason Borrower were legally and indefectibly required to make any deduction or withholding, it shall do so but shall credit to Lenders any additional sums deemed necessary in order that they should receive a net amount equal to that which they would have received had the deduction or withholding not taken place. If Borrower accordingly makes any payment requiring it to make any deduction or withholding, it shall pay the entire deduction or withholding to the competent tax authorities within the term provided by applicable legislation and provide the Agent Bank within 30 days following said payment an original payment form or letter or legalized copy thereof issued by the same entity, evidencing the payment thereto of all sums so deducted or withheld in relation to Lenders.

3. Setoffs. /i/ Borrower expressly and irrevocably authorizes Lenders in case Borrower defaults or howsoever delays in the payment of any obligations hereunder and as from the day following maturity of those obligations or upon acceleration of any such obligations in accordance with their terms, to apply toward the payment of those obligations, canceling them by setoff, in accordance with article 1655 et sqq. of the Civil Code, all funds, deposits, securities, balance(s) held, maintained or received by Lenders in favor of Borrower, originating in any account or deposit, as well as any sum or credit belonging to Borrower and in the possession of Lenders or required to be paid by them to Borrower, thereby resulting in the partial or total cancellation of those obligations owing to Lenders up to the lowest of such sums; to this end, Borrower also authorizes Lenders irrevocably to conduct as many crediting and debiting operations, foreign currency conversion or acts deemed necessary to proceed to apply the said balances, sums and credits toward the payment of the owed sums. The above is notwithstanding any other authority that the laws or administrative rules may grant or confer to Lenders. /ii/ If offsetting is applicable as indicated in /i/ above, the respective Lender shall share with the rest of the Lenders the offset amount, making a prorated payment to each Lender in accordance with the interests held by them in Outstanding Principal as of such date, which payment shall be made on a subrogation basis as provided by article 1610(5) of the Civil Code. As a result of the setoff and subrogation payment mentioned above, Lenders shall maintain their ratable interests in Outstanding Principal that would have corresponded to them had the said setoff not been carried out.

4. Application of Payments. Borrower states and accepts that any payments made to Lenders shall be applied to past-due debts in the following order: /i/ fees; /ii/ default interest; /iii/ indemnifications; /iv/ taxes; /v/ general expenses; /v/ legal expenses; /vi/ current interest contemplated by Subsection Three 2 of this Section; and, /vii/ Outstanding Principal, proportionally, as applicable, i.e. ratably to the installment of Outstanding Principal.

EIGHT. Default Interest upon Delayed Performance of Borrower’s Obligations. Indemnification.

1. Payment of Default Interest. If Borrower defaults or merely delays and as from the day following maturity, regardless of the cause and even if at no fault on its part, in the performance of any payment obligations hereunder, it shall be required to pay Lenders default interest as liquidated damages. Default interest shall accrue on a daily basis on the outstanding amounts, calculated on the basis of a 360-day year as a function of the number of days actually elapsed in delay, to be paid as from the date of the default or mere delay until the date of actual payment.

2. Rate Applicable to Default Interest. To determine the interest rate applicable in case of default or mere delay in the payment of any portion into which the obligation is divided, past-due interest shall be compounded and the maximum conventional interest permitted by law on non-adjustable cash loan operations shall accrue on the new principal thus established, in effect as of the date of this Agreement or of default, at Lenders’ discretion.

3. Compounding of Interest. The Parties agree that any current interest that remains past-due and unpaid shall be compounded as from their original due date and, without any need for legal proceedings, shall accrue new interest at a rate equal to the default interest described in 2 above. Likewise, default interest that remains unpaid shall be compounded every thirty days and, without any need for legal proceedings, shall accrue new interest at a rate equal to the default interest described in 2 above.

4. Indemnification. In the early termination assumptions hereunder, pursuant to Subsection Eleven below, if Lenders receive or recover all or any part of the Outstanding Principal on any date other than the last day of an Interest Period, Borrower shall pay Lenders a sum equal to the difference, if any, between /i/ the additional interest that Borrower would have had to pay on the sum so received or recovered if the same had accrued interest up to the last day of the Interest Period, and /ii/ the amount of interest to be paid on the last day of the Interest Period in question for a loan in Pesos, as published by the Chilean Association of Banks and Financial Institutions, with identical duration or as similar as possible, with preference for longer periods over shorter ones, to the period that starts on the date of said receipt or recovery and ends on the last day of the Interest Period in question.

5. The foregoing is notwithstanding any other damages caused by Borrower as a result of the breach and any other rights accruing to Lenders in accordance herewith.

NINE. Representations and Warranties by Borrower. Borrower hereby represents and warrants in favor of Lenders as follows:

/i/ It is a company duly organize and validly existing under the laws of the Republic of Chile; it has the necessary legal capacity to do business and has obtained the licenses, permits, authorizations and approvals necessary to own its assets and carry out its respective activities, unless the absence of said licenses, permits and authorizations do not have and are not reasonably expected to have a Material Adverse Impact;

/ii/ To the best of its knowledge and belief, as of this date no judicial, arbitration or administrative proceedings have been instituted against it by any court, panel or entity, that have or are reasonably expected to have a Material Adverse Impact;

/iii/ It has no financial obligations pending or other material obligation or liability, contingent or otherwise, not declared in the FECU as of December 31, 2007;

/iv/ All written information provided to Lenders in connection with this Agreement was correct and true in all material respects when provided and at present, without any material misstatements;

/v/ Borrower is up to date in the payment of its taxes, duties, assessments, imposts and other provisional payments, as well as performed in good faith its tax obligations consistent with past practices except with regard to those the payment or performance of which it shall have challenged in good faith through timely legal proceedings in connection to which it is lawfully entitled to postpone payment as long as a final binding judgment is not issued, provided however that in such case the necessary provisions shall have been set up for such liability and all legally provided requirements in connection with said procedures shall have been met, unless those breaches do not have or are not reasonably expected to have a Material Adverse Impact;

/vi/ No legal proceedings have been instituted or threatened, and it has no knowledge of the institution or threat of such proceedings, against Borrower conducive to having it adjudicated bankrupt or subject to liquidation, receivership, judicial or non-judicial workouts;

/vii/ Borrower and its representatives have the authority and have obtained the necessary authorities, powers and authorizations by requisite corporate action to execute and deliver this Agreement as well as to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement have been duly authorized without requiring any additional resolution, authorization or corporate action by Borrower for this Agreement to be valid and binding on Borrower;

/viii/ Directly or indirectly, Borrower holds fair title to the intellectual and industrial property rights and items it needs to conduct its business, and holds the authorizations, concessions, licenses or permits necessary to operate said property and rights as it has done until the date hereof, except with regard to any breaches or omissions that it may have incurred have not caused and are not reasonably expected to cause a Material Adverse Impact; and /ix/ Borrower complies with the obligations imposed upon it by law, unless the failure to comply with the same does not have or is not reasonably expected to have a Material Adverse Impact.

TEN. Affirmative and Negative Covenants of Borrower. In addition to the remaining obligations assumed by Borrower hereunder and as long as any obligation by Borrower remains pending hereunder, Borrower:

/i/ shall not furnish collateral or personal guaranties to secure own and third-party obligations over a substantial portion of its assets when said guaranties could undermine the interests of Lenders, without the consent of the Majority Shareholders. This prohibition excludes any guaranties required by law, those inherent to its business and the personal guaranties of Borrower in favor of its subsidiaries and those designated to secure payment of the balance on the price of any assets purchased hereafter on a deferred basis and furnished on the same assets;

/ii/ in case of any merger with other companies, whether by creation or by absorption, it shall have the surviving company –if applicable- assume each and every one of the obligations imposed hereby on Borrower;

/iii/ in case of a spin-off, it shall have all the companies arising from said spin-off assume joint-and-several liability for the obligations under the Loan;

/iv/ if its legal nature is altered, it shall have all the obligations hereunder apply to the transformed company without any exception;

/v/ shall endeavor so that the creation of a subsidiary should not have any effect on the obligations under the Loan, except in those aspects applicable to it by context. Under no circumstances shall the creation of subsidiaries affect the rights of Lenders;

/vi/ shall send to the Agent Bank, signed by duly authorized signatories, the Annual Report and annual, individual and consolidated Financial Statements, all duly audited, and the quarterly Financial Statements, in FECU form, for Borrower and the Consolidated Borrower, once said documents are available and in any case within 15 calendar days following the date on which the said FECU is filed or scheduled to be filed with the securities and Insurance Commission, whichever is first. Once the annual Financial Statements are approved at the relevant Annual Shareholders’ Meeting, a copy of the minutes evidencing said approval shall be sent to the Agent Bank within 30 days following their approval. The Parties agree that Borrower’s accounting shall be audited by an auditing firm that is included in the registry kept for these purposes by the Securities and Insurance Commission pursuant to article 53 of the Stock Companies Law, and shall provide the Agent Bank, as soon as practicable, access to and copies of any other financial, technical or other information in connection with the business, operations and situation of Borrower, which Borrower shall have made available to the public in accordance with applicable regulations, whenever reasonably required to do so by the Agent Bank;

/vii/ shall notify the Agent Bank in writing, as soon as it becomes aware of, and in any case within five bank Business Days from: /a/ the occurrence of any event or assumption of force majeure affecting this Agreement and reasonably expected to have a Material Adverse Impact; /b/ any breach of any provision hereof and any event or contingency likely to result in the termination or suspension of any of the provisions hereof or thereby otherwise rendering any obligations hereunder null or unenforceable; /c/ any situation included in or reasonable expected to constitute any of the circumstances contemplated by Eleven below; and /d/ any variation occurred or inaccuracy detected in the data, documents or information provided to Lenders as an assumption for the execution of this Loan, reasonably expected to cause an Material Adverse Impact;

/viii/ shall deliver to the Agent Bank copies of any notifications or documents that are or could be relevant in the context of the rights of Lenders hereunder, sent to or received by Borrower, reasonably expected to cause an Material Adverse Impact;

/ix/ shall promptly pay all taxes, duties, assessments, charges and social security payments regarding which it a passive subject or required to bear the payment thereof when due, except with regard to which it shall have challenged in good faith through timely legal proceedings in connection to which it is lawfully entitled to postpone payment as long as a final binding judgment is not issued, provided however that in such case the necessary provisions shall have been set up for such liability and all legally provided requirements in connection with said procedures shall have been met;

/x/ shall keep accounting books, records and annotations in which complete, timely and accurate entries shall be made in accordance with current regulations and Chilean generally-accepted accounting practices;

/xi/ shall maintain and see that its subsidiaries maintain all the assets necessary to conduct its business and operations in proper state of upkeep, ordinary wear and tear excepted, and shall maintain and have maintained insurance on said assets with adequate coverage and in accordance with wholesale and retail market practices;

/xii/ shall not materially alter its line of business or reduce its capital significantly other than with the prior written consent of the Majority Shareholders;

/xiii/ shall maintain a debt-equity ratio of less than 1.2x, defined as the ratio between current liabilities accruing interest and equity, measured and calculated on a quarterly basis on the consolidated Financial Statements, submitted in time and form as required for the FECU. To this end: /y/ current liabilities accruing interest are defined, as per the FECU format, as the summation of accounts 5.21.10.10, 5.21.10.20, 5.21.10.30, 5.21.10.40, 5.21.10.50, 5.22.10.00 and 5.22.20.00; and /z/ equity is defined, as per the FECU format, as the summation of minority interest –FECU account 5.23.00.00- and equity –FECU account 5.24.00.00;

/xiv/ shall maintain a minimum coverage for financial expenses of 3.5x, defined as the ratio between operational results plus depreciation plus amortization of intangibles and financial expenses, measured and calculated on a quarterly basis for the four consecutive quarters immediately preceding the calculation date, on the consolidated Financial Statements, submitted in time and form as required for the FECU. To this end: /x/ operational results correspond, as per the FECU format, to account 5.31.11.00; /y/ depreciation corresponds, as per the FECU format, to account 5.50.30.05; and /z/ amortization of intangibles corresponds, as per the FECU format, to account 5.50.30.10, and (iv) financial expenses correspond, as pr the FECU format, to account 5.31.12.60.

/xv/ shall maintain consolidated total equity, account 5.24.00.00 on the FECU, in the sum of at least 13,000,000 Unidades de Fomento; /xvi/ shall maintain lien-free assets in the sum of at least 1.3x the unpaid balance of Outstanding Principal; /xvii/ shall not enter into transactions with related persons of Borrower on other than arm’s length terms, as provided in article 89 of Law 18,046 on stock companies. To this end, “Related Persons” are those defined as such in article 100 of Law 18,046 on securities markets.

ELEVEN. Acceleration of Outstanding Principal; Events of Default; Termination of Agreement:

1. Events of Default and Acceleration of the Loan. If, for any reason:

/i/ Borrower defaults or merely delays in delivering payment in time and form of all or part of any principal and/or interest due;

/ii/ Borrower breaches any of the affirmative or negative covenants assumed by it hereunder;

/iii/ one or more representations and warranties made by Borrower under Subsection Nine of this Section is willfully or negligently false, inaccurate or mistaken;

/iv/ if in any judicial proceedings instituted against Borrower or its Relevant Subsidiaries an attachment is levied in the equivalent in Pesos of 10,000,000 Dollars at the time of the attachment;

/v/ if any State authority or entity or else any foreign public, state or governmental authority imposes or decrees against Borrower or its Relevant Subsidiaries fines or monetary penalties equal to or in excess of 5% of its consolidated assets, whether due to the breach of official standards or requirements, or for any other reason. Then, provided that, in the case of /i/ above Borrower fails to deliver payment in time and form when due, or in the cases of /ii/ and/or /iii/ and/or /iv/ and/or /v/ above, and provided they occur with the knowledge, bad faith or fault of Borrower, Borrower fails to cure said situations to the satisfaction of the Majority Lenders within 10 calendar days from when the Majority Lenders shall have demanded Borrower to perform; any of Lenders will have the right to demand, at its discretion, the payment of the defaulted sums or the payment of the entire obligation owed to it hereunder, in which case said obligations shall be totally and immediately due and payable, the entire debt to be deemed as past-due. In either case, from the date of the default or mere delay until the date of actual payment, default interest shall accrue in accordance with Subsection Eight 2 of this Section.

2. Other Events of Default. Notwithstanding the provisions of 1 of this Subsection Eleven, the majority Lenders may likewise accelerate the obligations hereunder and advise Borrower on said declaration in writing, and as a result of said acceleration declare principal, interest and any other amount owed hereunder as immediately due and payable, in which case default interest shall accrue in accordance with Subsection Eight 2 of this Section in any of the following cases:

/i/ If Borrower or Relevant Subsidiaries incur in a payment moratorium or suspend their payments or admit in writing to their inability to pay their debts, or make a general assignment or abandonment of their assets for the benefit of creditors; or if any proceeding is instituted by or against Borrower or its Relevant Subsidiaries in order to have the same adjudicated in bankruptcy or insolvency; or if any proceeding is instituted by or against Borrower or Relevant Subsidiaries conducive to their dissolution or liquidation, to call a meeting of creditors or restructure their liabilities, in accordance with any bankruptcy law; or petitioning the appointment of a receiver, administrator or comparable officer over Borrower or a substantial portion of its assets, in an amount equal to or greater than the equivalent in Pesos of 10,000,000 Dollars, including Relevant Subsidiaries, or if Borrower or any Relevant Subsidiary adopts any measure to allow any of the acts indicated hereinabove in this paragraph;

/ii/ If Borrower or its Relevant Subsidiaries incur in any breach of payment obligations to third parties, whether at law, in contract or otherwise, including but not limited to tax, social security and labor obligations, or if with regard to any such obligations any event should occur which cases or is reasonably expected to cause the same to become due early, whether upon acceleration or otherwise, for amounts individually or on aggregate equal to or greater than the equivalent in Pesos of 10,000,000 Dollars, and said breach is not cured within 15 days from the date of the breach; unless the shareholders of Borrower or of the respective Relevant Subsidiary, as applicable, contribute the necessary funds to set up a provision for 100% of the claimed amounts, which contributions may be made through capital increases or subordinated debt;

/iii/ if, for any reason, Borrower or its Relevant Subsidiaries, throughout the effective term of this Agreement, discontinue their businesses, agree to their dissolution, liquidation, or incur in any legal grounds for liquidation or dissolution;

/iv/ if for any reason there should occur a Control Change;

/v/ if at any time the corporate bylaws of Borrower are amended without first advising said amendment in writing to the Agent Bank within 10 calendar days from the modification and provided said amendments result in a Material Adverse Impact; and

/vi/ If the obligations of Borrower hereunder no longer rank pari passu with the remaining unsecured liabilities of Borrower. 3. Certain Effects of Acceleration or Termination of the Agreement. If, as provided in 1 and 2 above, Lenders declare principal, interest and/or any other sum owed to Lenders hereunder as immediately due and payable, Borrower shall then immediately pay Lenders as much as it owes them whether for principal, interest, fees, indemnifications, expenses or others, as if they were past-due, and without any need for a judicial or non-judicial action or declaration whatsoever.

TWELVE. Borrower hereby considers as indivisible all the obligations it recognizes owing and assumes hereby, and therefore each Lender may demand the payment of their respective credits, in toto, from any of the successors or continuers of Borrower, especially in the case of a spin-off of the company, as provided in articles 1526(4) and 1528 of the Civil Code.

SECTION FOUR. Acts by Lenders. Notwithstanding the notifications or demands served in accordance with Section Thirteen below, the Parties expressly note that all communications to be sent or received by Lenders in accordance herewith shall be sent or received by the Agent Bank, who for these purposes shall act both pro se as well as on behalf of the remaining Lenders.

SECTION FIVE. Agent Bank. Banco de Chile shall act as the Agent Bank for the loan In this regard, the Agent Bank shall not be under any obligation to carry out any act not expressly provided in this Agreement, unless otherwise expressly provided allowing the same to act discretionally. It is hereby noted that the Agent Bank shall not have any liability or obligation to demand performance of this Agreement, which is the individual responsibility of each Lender. The Agent Bank shall follow the instructions given in writing by Lenders, regarding the performance of which the Agent Bank shall not exercise any discretion and shall follow the same in strict adherence to the instructions in question. In any case, the Agent Bank shall not be required to follow or act upon such instructions if their performance could result in any legal liability against it, or if said instructions are contrary to the law or to the provisions of this Agreement. The Agent Bank shall advise, as soon as practicable, each of Lenders, any written notice received from Borrower and not sent directly to Lenders, in accordance with the terms hereof. The Agent Bank shall not liable for any action carried out or omitted in connection herewith, unless said action or failure to act is due to the ordinary negligence of the Agent Bank. It is hereby noted that the Agent Bank shall not be under any obligation to: /i/ verify the authenticity or veracity of the communications sent by the parties hereto through the Agent Bank, and /ii/ review and/or verify that Borrower has performed its obligations hereunder. Each Lender recognizes that, independently from the Agent Bank, and on the basis of the financial, economic and legal information provided by Borrower, each Lender has conducted its own individual credit analysis of the loan recognized as owed hereby. Banco de Chile has no bearing on the decision of each Lender to become a party to this Agreement. If the Agent bank sustains any losses, damages, expenses, including but not limited reasonable attorneys’ fees, as a result of the actions or omissions resulting from the instructions issued by the Majority Lenders in relation to this Agreement, Lenders who shall have issued said instructions shall defend and hold the Agent Bank harmless, in simply join fashion, from and against the aforementioned damages, unless, by final judgment issued by a court of competent jurisdiction it is declared that said claim, damage, loss, liability or expense has occurred due to the ordinary negligence of the Agent Bank. To the extent that the Agent Bank shall have agreed to the instruction given by the Majority Lenders, it shall not claim any indemnification for the damages caused thereby to the Agent Bank.

SECTION SIX. Assignments. Only with the prior consent of Borrower not to be unreasonably withheld, Lenders will be authorized to dispose of, assign and transfer their rights hereunder to any third party, whether passing title or as security. Borrower shall in any case be deemed to have given consent if within five days from written demand by any of Lenders, Borrower shall not have granted or withheld consent expressly. Likewise, consent shall be deemed granted if the assignee of the respective transaction is a financial creditor of Borrower and/or of its subsidiaries or related companies as of the date of the proposed assignment. Borrower’s consent shall not be required if Borrower is in default of any of its payment obligations hereunder. Other than with the prior written consent of Lenders, Borrower shall not assign or transfer any of its rights or obligations contained herein. Lenders expressly accept that any assignment to third parties shall not entail an increase to the taxes that Borrower is required to pay under the loan recognized as owed hereunder, and that if such additional cost occurs, it shall be assumed by the respective Lender. These assignments shall be previously advised by Lenders to Borrower.

SECTION SEVEN. Amendments. No waiver of any provision hereof or of any instrument delivered in accordance herewith, nor the consent for Borrower or Lenders to act differently shall be of any effect unless executed in writing and signed by all lenders and Borrower, and in such case said waiver or consent shall be effective only in that particular case and for the specific purpose for which it was granted.

SECTION EIGHT. No Waiver. If Lenders or Borrower fail to exercise or delay in exercising any of their rights hereunder shall not constitute a waiver of the same, and no separate or partial exercise of any right shall preclude the exercise of those or any other rights. The remedies referred to herein are cumulative and do not exclude any other remedy recognized by law.

SECTION NINE. Expenses and Costs. If any grounds for the termination hereof arise, Borrower shall pay Lenders upon demand all reasonable costs and expenses incurred by them in connection with the enforcement or preservation of any right hereunder.

SECTION TEN. Section Headings. The headings given by the parties hereto to the various provisions hereof have been included for ease of reference and readability only, without altering the meaning or scope of the section as a whole if different from said headings.

SECTION ELEVEN. 1. Notices and Demands. All notices, including change of domicile, to be made between the parties, except when other expressly provided herein, shall be served at the domicile of the other party first identified above, by means of a certified letter. 2. Information. Borrower hereby expressly and formally authorizes Lenders to deliver to all the Related Persons of the latter, as defined in article 100 of Law 18,045 on Securities Markets, economic, financial, accounting and legal documentation and information on Borrower. Likewise, and for the purposes of article 154 of the General Banking Law, Borrower hereby expressly and formally authorizes Lenders to deliver, during the process devised to assign or transfer this agreement, to any eligible assignee as indicated in Section Six, any information on Borrower and on this operation such as may be subject to the bank-client privilege or secrecy. Finally, Borrower authorizes Lenders, to the extent permitted by applicable law, to transmit, process and maintain outside Chile all or part of the information connected with this Agreement provided the receiver of said information shall be a branch or affiliate of Lenders. The foregoing applies in particular with regard to the provisions under the General Banking Law regarding the bank-client privilege or secrecy. Nothing provided in this Section shall be interpreted or applied in such a way as to imply Borrower’s obligation to breach any of the confidentiality obligations to which the corporate information of the Consolidated Borrower is subject under Law 18,045 on Securities Markets, or law 18,046 on Stock Companies, and other applicable regulations. Nevertheless, the information of the Consolidated Borrower that is subject to confidentiality obligations shall remain in confidence and Lenders shall assume the applicable obligation to keep it in confidence, and hereby agree to protect and maintain the same as such if it were required to be disclosed to a third party for the aforementioned purposes.

SECTION TWELVE. Business days and Calculation of Time Periods.

1. Business Days: As used herein, “business days” shall mean Bank Business Days, as defined in Section One above.

2. Calculation of Time Periods: Time periods shall be calculated in Bank Business Days, whenever so indicated, or in business days. In all other cases, time periods shall be deemed stated in calendar days. Whenever any time period ends on other than a Bank Business Day, the period shall be deemed to expire on the day immediately following Bank Business Day. The same rule shall apply whenever the date on which Borrower is required to pay any sum to Lenders shall not be a Bank Business Day.

SECTION THIRTEEN. Legislation and Jurisdiction. This Agreement shall be governed by the laws of Chile. The parties, waiving their own forum or any other to which they could be entitled, submit for the resolution of al issues arising in connection with the interpretation and performance of this Agreement to the competent jurisdiction of the civil courts of law seated in the municipal district of Santiago, in Santiago, Chile. Legal Capacities.-

The legal capacity of the representative of Distribución y Servicio D&S S.A. is evidenced in an instrument of public record dated September 28, 2006, executed at the Santiago Notarial Office of Mr. José Musalem Saffie. The legal capacity of the representatives of Banco de Chile is evidenced in instruments of public record dated April 10, 2006, and April 14, 2008, both executed at the Santiago Notarial Office of Mr. René Benavente Cash. The legal capacity of the representatives of Banco Bilbao Vizcaya Argentaria, Chile is evidenced in instruments of public record dated January 11, 2007, November 23, 2005, both executed at the Santiago Notarial Office of Mr. José Musalem Saffie. The legal capacity of the representatives of Corpbanca is evidenced in instruments of public record dated September 7, 2006, and February 13, 1996, executed at the Santiago Notarial Office of Mr. Patricio Zaldívar Mackenna and of Mr. Gonzalo de la Cuadra Fabres, respectively. The legal capacity of the representatives of Banco Itaú Chile is evidenced in instruments of public record dated August 8, 2007 and December 19, 2007, respectively, both executed at the Santiago Notarial Office of Mr. Patricio Raby Benavente. The legal capacity of the representatives of Scotiabank Sud Americano is evidenced in instruments of public record dated July 2, 2004, and April 17, 2002, both executed at the Santiago Notarial Office of Mr. Eduardo Diez Morello. The legal capacity of the representatives of Banco Santander- Chile is evidenced in instruments of public record dated July 25, 2005, and December 24, 2007, both executed at the Santiago Notarial Office of Mr. Nancy de la Fuente Hernández. All of the above legal capacities are not inserted herein as they are known to the parties hereto and to the undersigned Notary.

A record is made of the following documents: - CERTIFICATES

(a) Banco Bilbao Vizcaya Argentaria Chile. Branch: 0143. CERTIFICATE Law 20,130: As provided in law 20,130 published in the Official Gazette on 11/7/2006, and for the tax-exemption purposes set out in article 24(17) of DL 3,475/80, Banco BBVA hereby certifies the amount totaling the payment of the loan detailed below: Taxpayer Nr. 0096439000-2. NAME : DISTRIBUCION Y SERVICIO D&S S.A. NOTE Nr. 05040143919600001197. OPERATION Nr. 05040143919600001197. DATE OF ORIGINAL GRANTING: 24-05-2007. LAST DUE DATE: 22-05-2008. PRINCIPAL AMOUNT: 8,200,000,000.00. PAYMENT DETAILS. PRINCIPAL AMOUNT 8,200,000,000.00 AMOUNT OF CURRENT INTEREST (PAYMENT DATE) 49,145,133.00 PREPAYMENT OR OTHER FEES UNDER ART. 24(17) OF D.L. 3475 8,249,145,333.00 DEFAULT AND OTHER INTEREST. TOTAL PAYMENT 8,249,145,333.00. SETTLEMENT DATE: 20-05-2008. STAMP TAX PAID. TAX BASE. APPLIED RATE 1.3375%. TAX AMOUNT PAID 112,145,472.00. FOLIO AND DATE OF F-24 EVIDENCING PAYMENT OF TAX. TOTAL OR PARTIAL EXEMPTION RULE. DATE OF ISSUE: 20-05-2008 (an illegible signature appears). SIGNED FOR BANCO BBVA Banco Bilbao Vizcaya Argentaria, Chile”.

(b) Banco Santander- Chile. Folio Nr. 2008-123144. CERTIFICATE Law 20,130: As provided in law 20,130 published in the Official Gazette on 11/7/2006, and for the tax-exemption purposes set out in article 24(17) of DL 3,475/80, Banco Santander Chile hereby certifies the amount totaling the payment of the loan detailed below: Taxpayer Nr. 96439000-2. NAME: DIST. Y SERV. D&S S.A. Note: Nr. 00350181420007481623. Date of Instrument (underscore) Notarial Office (underscore). Operation Nr. 420008548349. Date of original granting 29/05/2008. Last due date 22/05/2008. Principal Amount (Amount Granted) 20,000,000,000.00 Payment Details. 1.- Principal Amount (Outstanding Balance) 20,000,000,000.00. Original Currency PESOS. 2.- Amount of current interest (payment date) 0.00. 3.- Prepayment Fee 0.00. 4.- Subtotal under Art. 24(17) DL 3475 (1+2+3) 20,000,000,000.00. 5.- default interest 0.00. 6.- Default Loan Collection Expenses 0.00. Total Payment(4+5+6) 20,000,000,000.00. Payment date 29/05/2008. Stamp Tax Paid. Tax base 20,000,000,000.00. Applied rate 1.40000. Amount of tax paid 290,903,124.00. Folio and date of F.4 evidencing the payment of taxes 3977516. Partial or total exemption rule (if applicable). NO EXEMPTION. Date of issue: 29-04-2008. Illegible signature. Mario Andrés Rojas Díaz. Customer Management Department Banco Santander Chile (CUSTOMER COPY). PLEASE BE INFORMED AS TO THE STATE GUARANTEE ON DEPOSITS IN YOUR BANK OR AT WWW.SBFI.CL.

(c) Banco Santander- Chile. Folio Nr. 2008-123147. CERTIFICATE Law 20,130: As provided in law 20,130 published in the Official Gazette on 11/7/2006, and for the tax-exemption purposes set out in article 24(17) of DL 3,475/80, Banco Santander Chile hereby certifies the amount totaling the payment of the loan detailed below: Taxpayer Nr. 96439000-2. NAME: DIST. Y SERV. D&S S.A. Note: Nr. 00350181420008013798. Date of Instrument (underscore) Notarial Office (underscore). Operation Nr. 420008548390. Date of original granting 7/11/2007. Last due date 22/05/2008. Principal Amount (Amount Granted) 8,000,000,000.00 Payment Details. 1.- Principal Amount (Outstanding Balance) 8,000,000,000.00. Original Currency PESOS. 2.- Amount of current interest (payment date) 0.00. 3.- Prepayment Fee 0.00. 4.- Subtotal under Art. 24(17) DL 3475 (1+2+3) 8,000,000,000.00. 5.- default interest 0.00. 6.- Default Loan Collection Expenses 0.00. Total Payment(4+5+6) 8,000,000,000.00. Payment date 29/05/2008. Stamp Tax Paid. Tax base 8,000,000,000.00. Applied rate 0.80000. Amount of tax paid 64,757,370.00. Folio and date of F.4 evidencing the payment of taxes NO FOLIO. Partial or total exemption rule (if applicable). NO EXEMPTION. Date of issue: 29-04-2008. Illegible signature. Mario Andrés Rojas Díaz. Customer Management Department Banco Santander Chile (CUSTOMER COPY). PLEASE BE INFORMED AS TO THE STATE GUARANTEE ON DEPOSITS IN YOUR BANK OR AT WWW.SBFI.CL.

(d) Banco Santander- Chile. Folio Nr. 2008-123151. CERTIFICATE Law 20,130: As provided in law 20,130 published in the Official Gazette on 11/7/2006, and for the tax-exemption purposes set out in article 24(17) of DL 3,475/80, Banco Santander Chile hereby certifies the amount totaling the payment of the loan detailed below: Taxpayer Nr. 96439000-2. NAME: DIST. Y SERV. D&S S.A. Note: Nr. 00350181420008339618. Date of Instrument (underscore) Notarial Office (underscore). Operation Nr. 420008548446. Date of original granting 12/02/2008. Last due date 22/05/2008. Principal Amount (Amount Granted) 25,000,000,000.00 Payment Details. 1.- Principal Amount (Outstanding Balance) 25,000,000,000.00. Original Currency PESOS. 2.- Amount of current interest (payment date) 0.00. 3.- Prepayment Fee 0.00. 4.- Subtotal under Art. 24(17) DL 3475 (1+2+3) 25,000,000,000.00. 5.- default interest 0.00. 6.- Default Loan Collection Expenses 0.00. Total Payment(4+5+6) 25,000,000,000.00. Payment date 29/05/2008. Stamp Tax Paid. Tax base 25,000,000,000.00. Applied rate 0.42500. Amount of tax paid 106,501,525.00. Folio and date of F.4 evidencing the payment of taxes NO FOLIO. Partial or total exemption rule (if applicable). NO EXEMPTION. Date of issue: 29-04-2008. Illegible signature. Mario Andrés Rojas Díaz. Customer Management Department Banco Santander Chile (CUSTOMER COPY). PLEASE BE INFORMED AS TO THE STATE GUARANTEE ON DEPOSITS IN YOUR BANK OR AT WWW.SBFI.CL. Consistent with their original. – IN WITNESS WHEREOF, he parties appearing set their hands hereunto following a reading of these presents. A copy as provided and the instrument was annotated in the NOTARIAL RECORDS BOOK under the stated number. I ATTEST.

     /s/ Matías Chadwick Lira               /s/ Juan C. Cavallini Richani
1.- MATÍAS CHADWICK LIRA 2.- JUAN C. CAVALLINI RICHANI

both on behalf of BANCO DE CHILE

     /s/ Christian Muñoz Ortiz               /s/ Carlos Irarrazaval Cruzat
3.- CHRISTIAN MUÑOZ ORTIZ 4.- CARLOS IRARRAZAVAL CRUZAT

both on behalf of BANCO BILBAO VIZCAYA ARGENTARIA, CHILE

 /s/ Ramiro González-Prandi                 /s/ Christian Tauber Domínguez
5.- RAMIRO GONZÁLEZ-PRANDI 6.- CHRISTIAN TAUBER DOMÍNGUEZ

both on behalf of BANCO ITAU CHILE

     /s/ Cristián Chauriye Cassis               /s/ Cristián Canales Palacios
7.- CRISTIÁN CHAURIYE CASSIS 8.- CRISTIÁN CANALES PALACIOS

both on behalf of CORPBANCA

     /s/ Héctor Pérez Osorio              /s/ Manuel Sobrino Armada
9.- HÉCTOR PÉREZ OSORIO 10.- MANUEL SOBRINO ARMADA

both on behalf of SCOTIABANK SUD AMERICANO

       /s/ Francisco Pimentel Harismendy                    /s/ Claudia Cortés Silva
11.- FRANCISCO PIMENTEL HARISMENDY 12.-CLAUDIA CORTÉS SILVA

both on behalf of BANCO SANTANDER-CHILE

    /s/ Miguel Núñez Sfeir
13.- MIGUEL NÚÑEZ SFEIR

on behalf of DISTRIBUCIÓN Y SERVICIO D&S S.A.